Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

fuboTV Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2023 Employment Inducement Equity Incentive Plan	Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000 (2)	$3.11 (5)	$9,330,000.00	$110.20 per $1,000,000	$1,028.17
2020 Equity Incentive Plan	Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	19,363,702 (3)	$3.11 (5)	$60,221,113.22	$110.20 per $1,000,000	$6,636.37
2020 Equity Incentive Plan	Equity	Common stock, $0.0001 par value per share	Rule 457(h)	636,298 (4)	$2.02 (6)	$1,285,321.96	$110.20 per $1,000,000	$141.64
	Total Offering Amounts					$70,836,435.18		$7,806.18
	Total Fee Offsets (7)							$--
	Net Fee Due							$7,806.18

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of fuboTV Inc. (the “Company”) that become issuable under the Company’s 2023 Employment Inducement Equity Incentive Plan (the “Inducement Plan”) or 2020 Equity Incentive Plan, as amended and restated (together with previous versions of such plan, and as may be further amended from time to time, the “2020 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock available for issuance under the Inducement Plan.

(3)	Represents shares of Common Stock available for issuance under the 2020 Plan.

(4)	Represents shares of Common Stock issuable upon the exercise of outstanding options under the 2020 Plan as of June 15, 2023.

(5)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of the shares of Common Stock, as reported on The New York Stock Exchange on August 2, 2023, which date is within five business days prior to the filing of this Registration Statement.

(6)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price per Share is based upon the exercise price of $2.02 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2020 Plan.

(7)	The Registrant does not have any fee offsets.